Exhibit 4.2

INSTRUMENT OF ASSUMPTION

Pollution Control Refunding Revenue Bonds (Central Illinois Light Company Project) Series 1992B

THIS INSTRUMENT OF ASSUMPTION, dated October 1, 2010, is entered into by AMEREN ILLINOIS COMPANY, an Illinois corporation (the “Company”).

RECITALS

1.	Central Illinois Light Company, an Illinois corporation (“CILCO”), has heretofore entered into the Financing Agreement dated as of August 1, 1992 (the “Agreement”), by and between the VILLAGE OF BRYANT, ILLINOIS, a political subdivision of the State of Illinois (the “Issuer”) and CILCO, pursuant to which CILCO is obligated to make certain payments related to the Pollution Control Refunding Revenue Bonds (Central Illinois Light Company Project) Series 1992B issued by the Issuer under the Indenture of Trust dated as of August 1, 1992 (as heretofore and hereafter amended or supplemented, the “Indenture”), with The First National Bank of Chicago (succeeded in interest by The Bank of New York Mellon Trust Company, N.A.), as Trustee (the “Trustee”).

2.	On the date hereof, CILCO and Illinois Power Company merged into the Company.

3.	The Company is a corporation organized under the laws of the State of Illinois, is qualified to do business in the State of Illinois, and has a net worth immediately subsequent to such merger at least substantially equal to that of CILCO immediately prior to such merger.

4.	Pursuant to the Agreement and Plan of Merger dated April 13, 2010 among Central Illinois Public Service Company (now the Company), CILCO and Illinois Power Company, and Section 11.50 of the Illinois Business Corporation Act of 1983, the Company became responsible and liable for all the liabilities and obligations of CILCO when the merger became effective.

5.	This Instrument of Assumption is being executed pursuant to Section 5.1 of the Agreement.

NOW, THEREFORE, BE IT KNOWN that, in consideration of the premises and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company DOES HEREBY ASSUME all of the obligations of CILCO under the Agreement and the First Mortgage Bonds (as defined in the Agreement).

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed as of the day and year first above written.

AMEREN ILLINOIS COMPANY

By	/s/ Martin J. Lyons, Jr.
Name: Martin J. Lyons, Jr.

   Title: Senior Vice President and Chief Financial Officer

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